Exhibit 4.1
NEITHER THIS WARRANT NOR ANY SECURITIES THAT MAY BE ISSUED UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO ITS DISTRIBUTION OR RESALE, AND THIS WARRANT AND ANY SUCH SECURITIES MAY NOT BE SOLD, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THIS WARRANT OR SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL (WHICH SHALL BE AN OUTSIDE LAW FIRM WITH SECURITIES LAW EXPERIENCE) TO THE EFFECT THAT SUCH REGISTRATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Number of Shares: [●]
Date of Issuance: [●]	Warrant No. A-[●]
DIGITALBRIDGE GROUP, INC.
FORM OF
AMENDED AND RESTATED CLASS A COMMON STOCK PURCHASE WARRANT
DIGITALBRIDGE GROUP, INC., a Maryland corporation (the “Company”), for value received, hereby certifies that WAFRA STRATEGIC HOLDINGS LP, a Bermuda limited partnership, or its registered permitted assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company up to [●] duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock, $0.01 par value per share, of the Company (“Common Stock”), at a purchase price per share of Common Stock equal to [●] subject to adjustment as set forth herein (the “Exercise Price”), at any time or from time to time (the “Initial Exercise Date”) and on or before the Applicable Expiration Time (such period between the Initial Exercise Date and the Applicable Expiration Time, the “Exercise Period”). The shares of Common Stock purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively. The Warrant and Warrant Shares are referred to herein as the “Securities”.
A warrant (the “Original Warrant”), with the warrant number [●], was originally issued to the Registered Holder by the Company (under the name Colony Capital, Inc.) on July 17, 2020. The Company and the Registered Holder agree that this Warrant shall amend, restate, supersede and cancel the Original Warrant in all respects.
1.    Exercise.
(a)    Exercise Procedure. Subject to Section 2 below, the Registered Holder may, at its option, elect to exercise all or any portion of this Warrant at any time during the Exercise Period by surrendering this Warrant at the principal office of the Company, or at such other office or agency as the Company may designate, together with an Exercise Notice in the form attached hereto as Exhibit I (the “Exercise Notice”) duly executed by or on behalf of the

Registered Holder, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise (a “Cash Exercise”). Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. In lieu of a Cash Exercise of this Warrant, the Registered Holder may elect (and if upon any exercise hereof, other than a Net Cash Settlement (as defined below), a registration statement covering the issuance of the Warrant Shares is not effective and an exemption from the registration requirements of the Securities Act, is not available, then the Registered Holder shall be deemed to have elected) to receive upon exercise of this Warrant such number of Warrant Shares determined according to the following formula (a “Cashless Exercise”):

X	=	Y(A-B) A
Where:
“X” refers to the number of Warrant Shares to be issued to the holder of this Warrant.
“Y” refers to the number of Warrant Shares the Registered Holder has elected to purchase under this Warrant.
“A” refers to the Fair Market Value (as determined in subsection 2(c) below) of one Warrant Share.
“B” refers to the Exercise Price (as adjusted hereunder to the date of such calculations).
At the time the Registered Holder submits the Exercise Notice, the Registered Holder will confirm to the Company the number of shares of Common Stock beneficially owned (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) by the Registered Holder and its Affiliates, and in lieu of the Cash Exercise or Cashless Exercise described in the Exercise Notice, and only to the extent that such Cash Exercise or Cashless Exercise of this Warrant would result in the Registered Holder and its Affiliates beneficially owning in excess of 9.8% of the issued and outstanding shares of Common Stock within the meaning of Section 13(d) of the Exchange Act, the Company may elect to settle, in whole or in part, the exercise of this Warrant through payment of cash on or prior to the Warrant Share Delivery Date by the Company to the Registered Holder, net of the Exercise Price, (“Net Cash Settlement”) and the portion of this Warrant being so exercised shall be canceled, and the Company shall deliver to the Registered Holder an amount of cash computed using the following formula:
                    X = Y * (A – B)

    Where:
    “X” refers to the Net Cash Settlement amount to be paid to the holder of this Warrant.
    “Y” refers to the number of Warrant Shares with respect to which the Net Cash Settlement     is applicable.

    “A” refers to the Fair Market Value (as determined in subsection 2(c) below) of one     Warrant Share.
    “B” refers to the Exercise Price (as adjusted hereunder to the date of such calculations).
    * = multiplied by.
In addition, in connection with any submission of any Exercise Notice, to the extent that a Cash Exercise or Cashless Exercise of this Warrant would result in the Registered Holder and its Affiliates beneficially owning in excess of 9.8% of the issued and outstanding shares of Common Stock within the meaning of Section 13(d) of the Exchange Act, taking into account only such shares of Common Stock acquired by such parties (i) pursuant to the transactions contemplated by the Purchase Agreement (including Section 2.6 thereof) and (ii) through the exercise of this Warrant and any other Amended and Restated Warrant (as defined in the Purchase Agreement) (the “Election Threshold”), the Registered Holder shall be permitted to elect to require the Company to settle, in whole or in part, through Net Cash Settlement such portion of this Warrant that would result in the ownership of shares of Common Stock (if settled through Cash Exercise) in excess of the Election Threshold. If the Registered Holder makes a Net Cash Settlement election, at any time prior to the earlier of the settlement thereof and the Warrant Share Delivery Date, if the board of the directors of the Company determines in good faith that the Company does not have sufficient liquidity to effect all or any portion of such Net Cash Settlement (a “Board Liquidity Determination”), the Company shall be permitted to send written notice to the Registered Holder electing not to perform the Net Cash Settlement solely with respect to the portion of this Warrant with respect to which the Board Liquidity Determination was made (a “Net Cash Settlement Cancellation Notice”). Upon receipt of any Net Cash Settlement Cancellation Notice, the Registered Holder shall be permitted to elect, by written notice to the Company, to either (i) cancel the exercise of such portion of this Warrant to which such Net Cash Settlement Cancellation Notice relates (in which case the rights of the Registered Holder under this Warrant shall be as if the Exercise Notice with respect to such applicable portion of this Warrant had not been submitted) or (ii) elect to cause the exercise of such portion of this Warrant to which such Net Cash Settlement Cancellation Notice relates to be settled via Cash Exercise or Cashless Exercise (in which case (A) such notice shall serve as a new Exercise Notice (delivered as of the date of such written notice from the Registered Holder) and (B) the board of directors will be deemed to have waived any ownership limitations (or similar provisions) set forth in the organizational documents of the Company in respect of the then current ownership of the shares of Common Stock by the Registered Holder and its Affiliates acquired pursuant to (x) the Purchase Agreement (including Section 2.6 thereof) or (y) this Warrant or any other Amended and Restated Warrant).
(b)    Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant, the completed and executed Exercise Notice, and the Purchase Price (either in cash with respect to a Cash Exercise or in the relinquishment of the right to acquire the appropriate number of shares of Common Stock with respect to a Cashless Exercise or Net Cash Settlement) shall have been surrendered to the Company as provided in subsection 1(a) above (the “Exercise Date”). At such time, the Person to whom any Warrant Shares shall be issuable upon such exercise as provided in subsection 1(c) below shall be deemed to have become the holder or holders of record of such Warrant Shares, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.
(c)    Issuance of Warrant Shares; Delivery of New Warrants. By the date that is five (5) trading days after the latest of (A) the delivery to the Company of the Exercise Notice,

and (B) payment of the aggregate Purchase Price in respect thereof (including by Cashless Exercise (such date, the “Warrant Share Delivery Date”)), the Company shall deliver to the Registered Holder in book entry form, the Warrant Shares to which the Registered Holder is entitled, registered in such name or names as may be directed by the Registered Holder, and, if this Warrant has not been fully exercised and has not expired, the Company shall deliver to the Registered Holder a new warrant representing the Warrant Shares not so acquired, which new warrant shall in all other respects be identical to this Warrant.
(d)    Rescission Rights. If the Company fails to cause the Warrant Shares to which the Registered Holder is entitled pursuant to Section 1(c) to be transferred to the Registered Holder by the Warrant Share Delivery Date, then the Registered Holder shall have the right to rescind such exercise; provided, that in the event of any such rescinded exercise, the Registered Holder shall execute such documents and take such other actions as are necessary to promptly return to the Company any Warrant Shares that have been issued to the Registered Holder in connection with the rescinded exercise.
(e)    Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Registered Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Registered Holder or in such name or names as may be directed by the Registered Holder.
(f)    Closing of Books. The Company shall not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
(g)    Exercise Limitations. The Company shall not effect any exercise of this Warrant or any of the other warrants issued by the Company to the Registered Holder and its Affiliates as of the date hereof (the “Other Warrants”), and a Registered Holder or any of its Affiliates shall not have the right to exercise any portion of this Warrant or any Other Warrant pursuant to Section 1 hereof or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Registered Holder (together with the Registered Holder’s Affiliates, and any other Persons acting as a group together with the Registered Holder or any of the Registered Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of this Section 1(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged and agreed by the Registered Holder that the Company makes no representation to the Registered Holder that such calculation is in compliance with Section 13(d) of the Exchange Act, and that the Registered Holder shall be solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1(g) applies, the determination of whether this Warrant or any Other Warrant is exercisable and of which portion of this Warrant or any Other Warrant is exercisable shall be the sole responsibility and in the sole discretion of the Registered Holder, and the submission of an Exercise Notice shall be deemed to be the Registered Holder’s determination of whether this Warrant or any Other Warrant is exercisable and of which portion of this Warrant or any Other Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1(g), in determining the number of outstanding shares of Common Stock, the Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the United States Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding. Upon the written request of a Registered Holder, the Company shall within three (3) trading days confirm in writing (which may be by email) to the Registered Holder the number of shares of Common Stock then outstanding. The Registered Holder, upon written notice to the Company, may (a) increase or decrease the Beneficial Ownership Limitation provisions of this Section 1(g) or (b) terminate the effect of this paragraph and render its provisions null and void. Any such increase or termination shall not be effective until the 61st day after such notice is delivered to the Company. Any such decrease shall be effective upon delivery of such notice to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(g), to correct this paragraph (or any portion hereof) to the extent it may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.
(h)    Notice for Certain Actions. During the Exercise Period and prior to the Registered Holder’s exercise of this Warrant, the Company shall, prior to (i) declaring or making any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) that is inconsistent with past practice or otherwise outside of the ordinary course (an “Extraordinary Distribution”), or (ii) granting, issuing or selling or offering to grant, issue, or sell any Common Stock or Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the holders of Common Stock (“Rights Offering”), in each case, provide the Registered Holder with written notice of such Extraordinary Distribution or Rights Offering at least ten (10) days prior to the record date for such Extraordinary Distribution or Rights Offering, which notice shall include the material terms of such Extraordinary Distribution or Rights Offering.
2.    Adjustments.
(a)    Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (the “Original Issue Date”) effect a subdivision of the outstanding shares of Common Stock or a distribution or dividend in respect of the Common Stock payable in shares of Common Stock or Common Stock Equivalents, the Purchase Price then in effect immediately before that subdivision or dividend, as applicable, shall be proportionately decreased and the number of Warrant Shares shall be proportionately increased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
(b)    Adjustment for Reorganizations, Mergers, etc. In case at any time or from time to time during the Exercise Period and prior to the Registered Holder’s exercise of this Warrant the Company, in one or more related transactions, (A) effects a reclassification or recapitalization of its Common Stock, (B) directly or indirectly effects a merger or consolidation with or into any other Person, or (C) transfers all or substantially all of its properties or assets to any other Person under any plan or arrangement contemplating the dissolution of the Company (each of (A) through (C), a “Fundamental Transaction”), then, in each case, effective upon the occurrence of any such event, the Registered Holder’s right to receive Warrant Shares upon subsequent exercise of this Warrant shall be converted into the right to receive the other securities, cash, and/or property that the Warrant Shares issuable (calculated as of the effective time of such event) upon exercise of this Warrant immediately prior to such event would have been entitled to receive upon consummation of such event (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Warrant Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a manner reflecting the relative value of any different components of the Alternate Consideration. If holders of shares of Common Stock are given any choice as to the amount or kind of securities, cash or property to be received in a Fundamental Transaction, then the Registered Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant in connection with such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, the Company, any successor to the Company or any surviving entity in such Fundamental Transaction, as the case may be, shall make lawful provision to establish such rights, to issue such Warrants, to execute such agreements, and to provide for such adjustments that, for events from and after such Fundamental Transaction, shall be as nearly equivalent as possible to the rights and adjustments provided for herein. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2(b).
(c)    Fair Market Value. The “Fair Market Value” per share of Common Stock shall, as of any date, be equal to the VWAP per share of the Common Stock on the trading day immediately preceding such date. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during the applicable period.
(d)    Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.
(e)    Statement Regarding Adjustments. Whenever the Purchase Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 2, the Company shall prepare a statement showing in reasonable detail the facts requiring such adjustment and the Purchase Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment, and cause a copy of such statement to be delivered to the Registered Holder as promptly as reasonably practicable.
3.    No Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares of Common Stock. In lieu of any fractional share to which the Registered Holder would otherwise be entitled, the fractional Warrant Shares shall be rounded up to the next whole Warrant Share and the Registered Holder shall be entitled to receive such rounded up number of Warrant Shares.
4.    Transfers, Etc.
(a)    Transferability. Subject to applicable securities laws, this Warrant and all rights associated herewith (including registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto as Exhibit II duly executed by the Registered Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding the foregoing, this Warrant, if properly assigned in accordance herewith (i.e., pursuant to a written assignment of this Warrant substantially in the form attached hereto as Exhibit II duly executed by the Registered Holder or its agent or attorney and upon payment of any applicable transfer taxes), may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
(b)    New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Registered Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.
(c)    Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, in the name of the record Registered Holder hereof from time to time. The Company may deem and treat the Registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Registered Holder, and for all other purposes, absent actual notice to the contrary.
(d)    Any certificate that may be issued representing Warrant Shares shall bear a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS, EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE ACT OR AN OPINION OF LEGAL COUNSEL (WHICH SHALL BE AN OUTSIDE LAW FIRM WITH SECURITIES LAW EXPERIENCE) THE ISSUER, TO THE EFFECT THAT SUCH REGISTRATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT
The foregoing legend shall be removed from any certificates representing any Warrant Shares, at the request of the holder thereof, following or in connection with any sale of such Warrant Shares pursuant to Rule 144 under the Securities Act (and the holder thereof has submitted a written request for removal of the legend indicating that the holder has complied or is complying with the applicable provisions of Rule 144) or at such time as the Warrant Shares are sold or transferred in accordance with the requirements of an effective registration statement filed under the Securities Act. Notwithstanding the foregoing and for the avoidance of doubt, the Company shall have no obligation to issue any physical stock certificates in respect of any Warrant Shares (provided, that any book entry interests shall bear any required restrictive legends).

5.    Representations and Warranties of Registered Holder. The Registered Holder hereby represents and warrants to the Company that:
(a)    No Registration. The Registered Holder understands that the Securities have not been, and, except as may be agreed pursuant to a separate registration rights agreement entered into with the Company, will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein or otherwise made pursuant hereto.
(b)    Purchase for Own Account. The Securities are not being and will not be acquired with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the Securities in a manner that would require registration under the Securities Act.
(c)    Investment Experience. The Registered Holder (i) has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of its investment in the Company and protecting its own interests in connection therewith and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling Persons of a nature and duration that enables such Registered Holder to be aware of the character, business acumen and financial circumstances of the Company and such persons.
(d)    Disclosure of Information. The Registered Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. The Registered Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information necessary to verify any information furnished to Registered Holder or to which Registered Holder had access.
(e)    Accredited Investor Status. The Registered Holder is familiar with the definition of, and qualifies as, an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
(f)    Restricted Securities. The Registered Holder understands that the Securities are characterized as “restricted securities” under the Securities Act and Rule 144 promulgated thereunder inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances.
(g)    Legal Counsel(h)    . The Registered Holder has had the opportunity to review this Warrant, the exhibits attached hereto and the transactions contemplated by this Warrant with its own legal counsel. The Registered Holder is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by this Warrant.
6.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Registered Holder that:
(a)    Due Organization. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

(b)    Authorization; Non-Contravention. The Company has the requisite power and authority to enter into this Warrant and the transactions contemplated hereby and to carry out its obligations hereunder. This Warrant has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles. Neither the execution and delivery of this Warrant, the consummation of the transactions and agreements contemplated hereby, nor compliance with the terms, conditions or provisions of this Warrant, will be a violation of any of the terms, conditions or provisions of the Charter or the Company’s bylaws.
(c)    Warrant Shares. The Warrant Shares to be issued and sold by the Company to the Registered Holder hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable.
7.    Reservation of Stock; Noncircumvention. The Company shall at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of shares of Common Stock as from time to time shall be issuable upon the exercise of this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company shall take all such commercially reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company represents, warrants and covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant shall, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than restrictions generally arising under any applicable federal or state securities laws or any taxes in respect of any transfer occurring contemporaneously with such issue). Except and to the extent as waived or consented to by the Registered Holder in writing, the Company shall not, by amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant to be observed or performed by the Company, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to effect such terms. Without limiting the generality of the foregoing, the Company shall (i) not increase the par value of any Warrant Shares above the Exercise Price in effect immediately prior to such increase in par value, (ii) take all such action as may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.
8.    Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company (with surety if reasonably required in an amount reasonably satisfactory to the Company), or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company shall issue, in lieu thereof, a new warrant of like tenor.
9.    [Reserved.]
10.    Charter Restrictions. Notwithstanding anything else contrary to this Warrant or any other agreement between the Registered Holder or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand, the Securities shall be subject to the Charter, including any provisions regarding the Company’s qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute, and provisions regarding restrictions on transfer and ownership of shares of stock of the Company.
11.    Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or by overnight courier to (a) the Registered Holder, at the address last furnished to the Company in writing by the Registered Holder, and (b) to the Company, at its principal office set forth below. Any party hereto may, from time to time, by written notice to the others designate a different address, which shall be substituted for the one specified above. If any notice, request, instruction or other document is given as provided above, the same shall be deemed to have been effectively given to the receiving party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, upon confirmation of successful transmission if sent by facsimile or email, provided, that if given by facsimile or email such notice, request, instruction or other document shall be confirmed within one Business Day by dispatch pursuant to one of the other methods described herein; or on the next Business Day after deposit with an overnight courier.
12.    No Rights or Liabilities as Stockholder. Except as otherwise provided by the terms of this Warrant, this Warrant does not entitle the Registered Holder to (a) receive dividends or other distributions, (b) consent to any action of the stockholders of the Company, (c) receive notice of or vote at any meeting of the stockholders, (d) receive notice of any other proceedings of the Company or (e) exercise any other rights whatsoever, in any such case, as a stockholder of the Company.
13.    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.
14.    Amendment or Waiver. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Registered Holder. No course of dealing or any delay or failure to exercise any right hereunder on the part of a Registered Holder shall operate as a waiver of such right or otherwise prejudice such Registered Holder’s rights, powers or remedies.
15.    Construction and Interpretation.16.     The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. When a reference is made in this Warrant to an “exercise”, such reference shall be with respect to a Cash Exercise, a Cashless Exercise or Net Cash Settlement, as applicable. When a reference is made in this Warrant to Sections, or Exhibits, such reference shall be to a Section of or Exhibit to this Warrant unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Pronouns of one gender shall include all genders. The words “hereof,” “herein,” “hereby” and terms of similar import shall refer to this entire Warrant. Unless the defined term “Business Days” is used, references to “days” in this Warrant refer to calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Warrant to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. If any event or condition is required by the terms of this Warrant to occur or be fulfilled upon a set number of Business Days, and during such period banks in New York, NY are closed for business due to government order, the number of business days shall not toll during the period in which banks are closed, but will immediately begin to toll once the government restrictions has been lifted. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. Eastern time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. The parties have participated jointly in the negotiation and drafting of this Warrant. In the event any ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Warrant. All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.
16.    Governing Law; Consent to Jurisdiction. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Maryland (without reference to the conflicts of law provisions thereof), and the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, shall have exclusive jurisdiction over matters arising out of this Warrant.
17.    Counterparts/Facsimile. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.
18.    Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Registered Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder, shall give rise to any liability of the Registered Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
19.    Remedies. The Company and the Registered Holder each agree that irreparable damage may occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company and the Registered Holder each agree that, in addition to any other remedies, the Company and the Registered Holder, as the case may be, shall be entitled to seek to enforce the terms of this Warrant by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each of the Company and the Registered Holder hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each of the Company and the Registered Holder further agrees that neither the Company nor the Registered Holder shall oppose the granting of an injunction or specific performance as provided herein on the basis that the other party hereto has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
20.    Certain Definitions. The following definitions shall apply for purposes of this Warrant.
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person.
“Applicable Expiration Time” means, with respect to all Warrant Shares hereunder, the date that is six years following the Closing Date.
“Beneficial Ownership Limitation” means 9.8% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon any exercise of this Warrant.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York, are authorized or obligated by law or executive order to close.
“Charter” means the Articles of Amendment and Restatement of the Company, dated as of June 22, 2018, as may hereinafter be amended from time to time.
“Closing Date” means July 17, 2020.
“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“DBMH” means DigitalBridge Management Holdings, LLC, a Delaware limited liability company.
“OTC Bulletin Board” means the Financial Industry Regulatory Authority, Inc. OTC Bulletin Board.
“Person” means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental entity.
“Purchase Agreement” means that certain Agreement of Purchase and Sale, dated as of April 14, 2022, by and among DigitalBridge Digital IM Holdco, LLC, Wafra Strategic Holdings LP, W-Catalina (C) LLC, W-Catalina (B) LLC, W-Catalina (S) LLC, and, solely for the purposes of certain sections thereof, DigitalBridge Group, Inc. and Digital Bridge Operating Company, LLC.
“Trading Market” means any market or exchange of The Nasdaq Stock Market LLC or the New York Stock Exchange.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (ii) if the Common Stock is not then listed on a Trading Market and if prices of the Common Stock are then quoted for trading on the OTC Bulletin Board, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (iii) if the Common Stock is not then quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Registered Holder, the fees and expenses of which shall be paid by the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Warrant to be executed as of the Date of Issuance indicated above.

DIGITALBRIDGE GROUP, INC.

By:
Name:
Title:
Address:

WAFRA STRATEGIC HOLDINGS LP

By:
Name:
Title:
Address:

[Signature Page to Warrant]

EXHIBIT I
FORM OF EXERCISE NOTICE
To: DigitalBridge Group, Inc.    Dated: [●]
Reference is made to that certain DigitalBridge Group, Inc. Amended and Restated Class A Common Stock Purchase Warrant, issued on [●] with respect to [●] shares of the common stock, $0.01 par value per share, of DigitalBridge Group, Inc. (the “Warrant”). Capitalized terms used but not defined herein are used as defined in the Warrant.

The undersigned, pursuant to the provisions set forth in the Warrant, hereby elects to purchase ____________ shares of Common Stock of DigitalBridge Group, Inc., a Maryland corporation, covered by such Warrant (such exercised shares, “Warrant Shares”).
The undersigned intends that payment of the Purchase Price shall be made as:
___ a Cash Exercise with respect to __________ Warrant Shares;
___ a Cashless Exercise with respect to __________ Warrant Shares; and/or
___ a Net Cash Settlement with respect to __________ Warrant Shares;
provided, that the undersigned hereby acknowledges that if as of the date first set forth above a registration statement covering the issuance of the Warrant Shares is not effective and an exemption from registration Securities Act of 1933, as amended, is not available, the undersigned shall be deemed to have elected to make a Cashless Exercise with respect to all of the Warrant Shares the Registered Holder has elected to purchase.
The undersigned hereby confirms the representations and warranties in Section 5 of the Warrant as they apply to the undersigned are true and complete as of this date.
The undersigned herewith makes payment of the full Purchase Price for such shares of Common Stock at the price per share provided for in such Warrant.

Sincerely,

WAFRA STRATEGIC HOLDINGS LP

By:
Name:
Title:
Address:

EXHIBIT II
ASSIGNMENT FORM
(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, all of or [_______] of the shares of the foregoing Amended and Restated Class A Common Stock Purchase Warrant (the “Warrant”) and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

Dated:

Holder’s Signature:
Holder’s Address:

    -III-2